Exhibit 99.2

NEWS RELEASE                                                   [LOGO OF NOVELIS]
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For Immediate Release

                NOVELIS POSTPONES RECORD DATE AND ANNUAL MEETING

               WILLIAM T. MONAHAN APPOINTED NON-EXECUTIVE CHAIRMAN

ATLANTA - May 1, 2006 - Novelis Inc. (NYSE: NVL) (TSX: NVL) announced today that it has postponed its record date and 2005 annual shareholders meeting, originally scheduled for May 1, 2006, and June 29, 2006, respectively. An application will be made to the Ontario Superior Court of Justice for an order extending the time for holding the meeting to a date not later than December 31, 2006. Novelis is currently working on setting an updated schedule and will provide new dates in the future.

In an update to shareholders on April 6, 2006, Novelis discussed its financial restatement process and review of its opening balance sheet, and reported that it was seeking from its credit facility lenders an extension to May 15, 2006, to complete its financial review and finalize the amended Form 10-Qs for the first and second quarters of 2005 and the Form 10-Q for the third quarter of 2005. The company subsequently received the waiver. The remaining technical requirements and approval process are the only significant components of the review that are not yet complete. Novelis is carefully monitoring its progress in finalizing the financial reporting for the first three quarters of 2005 and, based on its current evaluation, it believes another extension may be possible.

The additional time required to complete the financial review has also put added pressure on the current deadline of May 31, 2006, for filing the Annual Report on Form 10-K and the June 15, 2006, deadline for the first quarter 2006 Form 10-Q. The company currently expects that an extension of this deadline will be necessary and will begin taking appropriate steps to obtain the necessary waiver from its lenders. Novelis remains committed to releasing its financial results for 2005 as quickly as possible and will provide an update shortly.

Novelis also announced that it has increased the maximum size of its board from 12 to 14 members and that its Board of Directors has appointed William T. Monahan as non-executive Chairman, succeeding J.E. (Ted) Newall, effective today. Mr. Monahan is an experienced leader who most recently served as Chief Executive Officer of Imation following its spin-off from 3M. The company previously said that the Board intended to appoint Mr. Monahan to this position upon Mr. Newall's retirement at the annual meeting. Since the annual meeting has been postponed, the Board decided to accelerate Mr. Monahan's appointment. Mr. Newall will continue to serve on the Board until the annual meeting.

Due to the increase in its size, there are currently two vacancies on the Board. However, because the annual meeting has been delayed, the Board may fill one or both vacancies with nominees to the Board before the annual meeting.

Novelis is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries and has approximately 13,000 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit www.novelis.com.

Statements made in this news release which describe Novelis' intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis' actual results could differ materially from those expressed or implied in such statements. Important factors which could cause such differences include: the price of aluminum; global supply and demand conditions for rolled aluminum products; changes in the relative value of various currencies; demand and pricing within the principal markets for the Company's products; changes in government regulations, particularly those affecting environmental, health or safety compliance; economic developments; relationships with (and financial or operating conditions of) customers and suppliers; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; the level of our indebtedness and ability to generate cash; and other factors relating to the Company's ongoing operations. Additional important factors that could cause such differences in actual results include: the materiality of items identified during the review and restatement process; the timing to complete the review and restatement; the agreement of the lenders and regulatory authorities to the requested extensions to the referenced filing deadlines; and preliminary estimates of debt reduction, cash balances and quarter-over-quarter improvement in regional income. The financial information provided in this news release was prepared by management and has not been audited. Reference should be made to Novelis' registration statement on Form S-4 filed with the Securities and Exchange Commission for a discussion of major risk factors.

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MEDIA CONTACT:                                   INVESTOR CONTACT:
Charles Belbin                                   Holly K. Ash
404-814-4260                                     404-814-4212
charles.belbin@novelis.com                       holly.ash@novelis.com

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